Remy International Announces President and CEO Transition
Pendleton, Indiana, February 1, 2013 / PRNewswire/ - Remy International, Inc. (NASDAQ:REMY) a leading worldwide manufacturer, remanufacturer, and distributor of starters and alternators for light vehicle and commercial vehicle applications, locomotive products and hybrid electric motors, today announced that John H. Weber, President and Chief Executive Officer, has stepped down from that role, but will continue to remain as a member of the Remy Board of Directors. Additionally, Senior Vice President and Chief Commercial Officer John J. (Jay) Pittas has been named the company's new President and Chief Executive Officer.

“John has led Remy for the last seven years and guided the company through some initially difficult times to its current position of financial strength and market leadership”, said Remy Chairman of the Board William P. Foley, II. “John led Remy out of bankruptcy, quickly stabilizing the business and dramatically improving the financial performance, global position and customer relationships of the company in the ensuing years. Last December, Remy successfully became listed on the NASDAQ Stock Market. John has decided that he would like to stay involved with the company in a less rigorous capacity than his role as CEO and will continue to remain as a director of the Remy Board of Directors.”

“We are excited to be able to turn to someone with the talent of Jay Pittas to lead Remy as its new President and CEO. Jay has held various executive management positions during his seven years at Remy and has a wealth of experience in manufacturing, customer service, sales, technical support and process engineering, including international market development and Six Sigma and other productivity program implementations. We expect Jay's impact to broaden with his newly expanded leadership role. I look forward to working with Jay, and continuing to work with John, to create significant value for all Remy shareholders.”

“I have decided it is the right time for me personally to step back from day-to-day management responsibilities at Remy,” said John H. Weber. “I am excited to remain involved with Remy in an oversight and advisory role as a member of the Board of Directors, as well as a significant shareholder.”

About Remy International, Inc.
Founded by the Remy Brothers in 1896, Remy International, Inc. is a leading global manufacturer and remanufacturer of alternators, starter motors and electric traction motors. Headquartered in Pendleton, IN, with global operations across five continents and 10 countries, Remy International markets products under the Delco Remy and Remy brands. Known for innovation, efficiency, quality, and best-in-class customer service and support, Remy International's products are integrated by leading industrial, specialty, automotive and heavy-duty OEMs, and aftermarket providers worldwide. We Start the World & Keep It RunningTM. www.remyinc.com

Contact:  Remy International
Investor Contact:  Eric Struik Struik.eric@remyinc.com (765) 778-6749
SOURCE Remy International, Inc.